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          *    REGISTRANT SEEKS CONFIDENTIAL TREATMENT OF THE MARKED
               OMITTED INFORMATION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND 17 C.F.R. SECTION 200.80 (b)(4). UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXHIBIT 10.31


                               SERVICES AGREEMENT

         Agreement entered into this 7th day of April, 1993 by and between Kmart Corporation, having its address at 3100 W. Big Beaver Troy, MI (hereinafter referred to as "Kmart") and The Profit Recovery Group, Inc./Roy Greene Associates, having its address at 1250 Powers Ferry Road, Marietta, GA 30067 (hereinafter referred to as "Contractor")

         WHEREAS, the Contractor is engaged in the business of providing audit services regarding utility and telecommunications expenses and desires to audit Kmart's and any of Kmart's subsidiaries' and/or affiliates' utility and telecommunications expenses, as requested by Kmart; and

         WHEREAS, Kmart desires to designate certain of such expenses for the Contractor to audit pursuant to this Agreement;

         NOW THEREFORE, in consideration of the premises and mutual promises and conditions herein contained, the parties agree as follows:

         The Contractor will perform services set forth in this Agreement as requested by Kmart on behalf of Kmart or any of its subsidiaries and/or affiliates which Kmart so designates upon notice to the Contractor. If Kmart designates that any of its subsidiaries and/or affiliates participate in this Agreement references to "Kmart" hereafter in this Agreement shall refer to Kmart or any such applicable subsidiaries and/or affiliates for which the Contractor performs services, as applicable. The Contractor understands and agrees, however, that each entity for which the Contractor performs services is solely liable for its own performance under this Agreement.

1.       Reasonable Care

         The services, products, material and/or equipment described herein will be provided by the Contractor at the above premises of Kmart at the times and in the manner set forth herein. Reasonable care and its best efforts shall be utilized by the Contractor in the performance of this Agreement.

2.       Term/Termination

         The term of this Agreement shall be for a period of one (1) year from the date indicated above. If the Contractor performs services pursuant hereto at Kmart's request beyond such one (1) year period, this Agreement shall renew on a month to month basis. Notwithstanding the foregoing, each party reserves the right to terminate this Agreement upon notice to the party in the event the other party breaches or fails to perform any of its obligations in any material respect, attempts to assign or otherwise transfer it rights, obligations or duties under this agreement, or in the event the other party becomes insolvent or proceedings are instituted by or against such party under any provision of any federal or state bankruptcy or insolvency laws. In addition, either party may terminate this Agreement at any time without cause upon seven (7) days notice to the other party. Upon termination, there shall be nothing due from Kmart to the Contractor beyond any fees due for services
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         performed at the date of termination. The Contractor shall remove all of its equipment and material from the above premises within three (3) days of the date of termination.

3.       Compliance with all Laws

         The Contractor shall be responsible for and does represent that it shall comply with all federal, state and local laws, rules and regulations applicable to this Agreement or the performance thereof.

4.       Indemnification/Insurance

         The Contractor shall reimburse, indemnify, defend and hold Kmart harmless from and against any damage, loss expense or penalty, or any claim or action therefor, by or on behalf of any person, arising out of the performance or failure of performance of this Agreement or due to any acts or omissions by the Contractor or its employees including but not limited to, the Contractor's employees' payroll claims (wage claims, claims for taxes required to be withheld from wages, social security, etc.) unemployment compensation claims injury or death claims and all similar claims, even if alleged to have occurred by an act of negligence or wilful misconduct of Kmart. The Contractor in addition agrees to obtain and keep in force property damage and bodily injury liability insurance, naming Kmart as an Insured, and employee fidelity insurance and shall also maintain Worker's Compensation Insurance as required by all applicable federal, state or other laws including Employer's liability insurance. Contractor shall provide evidence of all insurance listed above at the request of Kmart.

5.       Contractor's Forms

         Any provisions of Contractor's proposals, contracts, invoices, billing statement, acknowledgment forms or any other documents which are inconsistent with the provisions of this Agreement shall be of no force or effect.

6.       Independent Contractor

         The Contractor is and at all times shall be an independent contractor in performance of this Agreement. The Contractor will exercise control over its employees and shall be solely responsible for the verification of identity and employment eligibility, for the payment of any wages, salaries or other remuneration of its employees and for the payment of any payroll taxes, contributions for unemployment insurance, social security, pensions or annuities which are imposed and a result of the employment of its employees.

7.       No Modification

         No modification, alteration or amendment of this Agreement shall be binding on Kmart unless in writing and sent by a duly authorized representative of Kmart.


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8.       No Assignment

         The Contractor may not assign or otherwise transfer its rights, obligations or duties under this Agreement.

9.       Entire Agreement

         This Agreement shall be the entire agreement between Kmart and the Contractor with regard to the subject matter hereof. This Agreement shall supersede all prior understandings, agreements contracts or arrangements between the parties.

10.      Costs and Expenses

         All costs, charges and expenses incurred in connection with the Contractor's performance of this Agreement shall be borne by the Contractor.

11.      Description of Services

         Description of services to be supplied by the Contractor, along with the times and manner of Contractor's performance, are:

         a.       Utility Expense Audit

                  At Kmart's request, Contractor shall audit utility expenses, including billings for electricity, water, sewerage, natural gas and fuels, as specified by Kmart.

                  Services Provided. Contractor shall provide the following services in accordance with the Utility Proposal attached hereto as Exhibit A and which is incorporated herein by this reference:

                  1. Examination of monthly utility charges for services to determine compliance or possible overpayments, underpayments and assurance of exact billing for services of respective utilities. Contractor shall work directly with the utilities to obtain lower rates;

                  2.       An initial examination of Kmart's previous twelve
                           (12) months utility bills. Where overcharges are identified, Contractor shall audit prior fiscal and/or calendar years for possible refunds. Contractor shall copy, box, and ship all documents at its expense;

                  3. A continuing analysis of Kmart's future utility bills for the next eighteen (18) months to ensure that savings realized continue through the duration of the payment calculation;

                  4. Contractor will present to Kmart a final report of recommendations with a thorough break down by utility, location and a detailed listing of the total available savings. Any recommendations submitted are


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                           subject to Kmart's approval, and once implemented
                           shall be deemed accepted.

                  5. Contractor's services will be carried out at such location(s) as Kmart will designate.

                  6. Contractor's audit practices limit any disturbances to Kmart's operation except to answer occasional questions relating to Kmart's utility services and operations. This agreement may include any present facilities and any additional locations Kmart acquires, as specified by Kmart.

         b.       Telecommunications Expense Audit

                  At Kmart's request, contractor shall audit billings and inventory for telecommunications expenses, as specified by Kmart.

                  Services Provided. Contractor shall provide the following services in accordance with the Utility Proposal attached hereto as Exhibit B and which is incorporated herein by this reference:

                  1. Contractor shall examine monthly telephone charges to determine possible overpayments or credits due for discontinued services, and to assure exact billing for installed services.

                  2. Contractor shall negotiate with the telephone companies, other communications carriers, and service organizations to have the overcharges removed from service billings and to recover refunds/credits for past overcharges.

                  3. Contractor shall review Kmart's present billings to determine if any changes can be made to the service type or configuration to enable Kmart to achieve cost reductions in the future. Formal recommendations will be presented for any such changes and action will be taken only with Kmart's express approval.

                  4. Contractor shall provide Kmart without cost, information about potential areas of expense control, where it appears that such information would benefit Kmart's operation.

                  5. Contractor shall present to Kmart a final Management Summary of the audit results, which provides a detailed listing by vendor, type of service, telephone account number and location.

                  6. Contractor's services shall be carried out at such location(s) as Kmart may designate.


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12.      Payment

         Kmart agrees to pay Contractor the fee for the services described in item 11 above, after being invoiced in accordance with the provisions of item 13 below. Payments shall be made as follows:

         a.       Utility Expense Audit

                  Contractor's fee for these services will be paid from the recoveries and reduced future costs. There are two levels to the fee structure, these are:

                  1.       Credits & Refunds

                           Contractor shall document all claims for the specific amounts as they are received by Kmart. Contractor's compensation for credits and refunds will be thirty percent (30%) of all collected claims. Contractor shall invoice for claims once claims are collected by Kmart and Kmart shall pay within sixty (60) days of receipt of invoice.

                  2.       Cost Reductions

                           Contractor shall compute and document Kmart's calendar 1992 Average Monthly Cost for Utilities, broken down into summer and winter rates, as applicable, and taking into account seasonal rate changes and high energy fluctuations that occur monthly (the "1992 Average Monthly Cost").

                           Based on Kmart's 1992 usage, Contractor shall prepare documents and all claims for reduction or elimination of future costs associated with a rate change. The Monthly "Utility Cost Reduction" is defined as any savings realized by Kmart on or before December 31, 1994, based on Kmart's 1992 usage and rates. Contractor's Fee shall be thirty percent (30%) of the Monthly Utility Cost Reduction multiplied by eighteen
                           (18) months. Contractor shall issue an invoice to Kmart for Contractor's Fee. Payment of invoices are due within sixty (60) days from Kmart's receipt of Contractor's invoice accompanied by complete documentation satisfactory to Kmart establishing the Monthly Utility Cost Reduction provided that Contractor continues to perform all services set forth under Section II herein and Kmart continues to realize the Monthly Cost Reduction for the full eighteen (18) months. Kmart reserves the right to deduct from any future payments due Contractor any savings that do not continue through the full eighteen (18) month period. Kmart shall not be liable to Contractor for any costs or fees associated with savings which are first realized after December 31, 1994.


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         b.       Telecommunications Expense Audit

                  Contractor's fee for these services will be invoiced as follows:

                  Where action is taken by Contractor which results in refunds or credits for past overcharges, Contractor's fee shall be thirty percent 30% of recovered monies. An invoice will be rendered after the credit or refunds are received and Kmart shall pay within sixty (60) days of receipt of such invoice. Refunds or credits may include the following:

                  * Overbillings
                  * Telephone company errors (incorrect tariff applications, mileage calculations, taxes, existing discount applications)

                  Where a recommendation is made by Contractor which results within twelve (12) months after the recommendation is made in the monthly reduction of on-going cost and such recommendations is approved in writing by Kmart and implemented by Contractor ("Monthly Telecommunication Cost Reduction"), Contractor's Fee for the agreed upon savings will be thirty percent (30%) of the Monthly Telecommunication Cost Reduction multiplied by eighteen (18) months. Recommendations may include but are not limited to the following:

                  * Reductions in facilities and/or in the monthly costs of facilities and services (on a per location basis, as requested by Kmart)
                  * Removal of unused facilities
                  * Maximizing volume discounts
                  * Reduction in local usage cost
                  * Maintenance agreement optimization

                  Contractor shall issue an invoice to Kmart for Contractor's Fee with documentation acceptable to Kmart proving the Monthly Telecommunication Cost Reduction. Payment of Contractor's invoices are due within sixty (60) days from date of Kmart's receipt of invoice provided that Contractor continues to perform all services set forth under Section II herein and Kmart continues to realize the Monthly Telecommunication Cost Reduction.

c.       Contractors Fees for both Utility and Telecommunications

         The aforestated fees shall remain fixed for the full duration of this Agreement unless the parties mutually agree in writing to another fee. The fee for Contractor's services hereunder is contingent and is only due to the extent that Kmart continues to realize such Monthly Cost Reductions for the full eighteen (18) months after the Contractor's recommendation.

         Contractor shall refund to Kmart, or, at Kmart's option, Kmart shall deduct from any amounts due Contractor, any portion of Contractor's Fee paid by Kmart which


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         represents any savings which are not actually realized by Kmart throughout the full eighteen (18) month period.

13.      Invoicing

         All invoices presented to Kmart shall set forth the following information: Name and address of the Contractor; Duns number (if the Contractor has been assigned a Duns number): Invoice number; Date and dollar amount of fee due as well as any supporting documentation as required by Kmart.

14.      Confidentiality

         Contractor agrees not to disclose to any third party any information whatsoever acquired in the process in examining documents and records under this Agreement or otherwise acquired in the performance of this Agreement except with the prior written consent of Kmart which may be withheld for any reason.

15.      Nonexclusive

         The Contractor understands and agrees that this is a nonexclusive agreement and that Kmart is not guaranteeing to the Contractor any level of business. Kmart may, in its sole discretion, offer to the Contractor for audit whatever expenses it chooses to refer.

16. Contractor understands and agrees that all information, documentation and other materials which Contractor obtains from Kmart and/or the utility and or telecommunications service provider pursuant to this Agreement belongs to Kmart. Contractor shall deliver all such information, documentation and other materials to Kmart when Contractor has completed each audit hereunder or upon termination of this Agreement, whichever occurs first.

ATTEST                                     KMART CORPORATION

                                           By: /s/
----------------------------------            ----------------------------------



                                           Profit Recovery Group, Inc.
----------------------------------         -------------------------------------
                                                        (Contractor)


                                           By: /s/
                                              ----------------------------------


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                         ADDENDUM TO SERVICES AGREEMENT
                       DATED APRIL 7, 1993 BY AND BETWEEN
                        KMART CORPORATION ("KMART") AND
                           THE PROFIT RECOVERY GROUP
                       INTERNATIONAL, INC. ("CONTRACTOR")

The parties hereto hereby agree that the agreement described above ("Agreement") is amended as follows to include Contractor's performance of Primary Audit Services of various accounts payable media, including advertising, transportation, expense, utilities, allowances, deals, etc. (not meant to be a complete listing for review), for the fiscal years 1996, 1997, and 1998, all of which Kmart shall determine in its sole discretion.

1.) Paragraphs 11 and 12 of the Agreement are deleted in their entireties and are replaced with the following paragraphs:

"Additional Services Provided.

Contractor shall provide the following services:

a) Examination of Kmart's Accounts Payable operation at Contractor's own expense to determine whether or not and to what extent overpayments and/or under deductions have been made. Contractor agrees to reimburse Kmart for any supply and/or data gathering costs associated with these audits. All significant expenses to be pre-approved by Profit Recovery Group;

b) Writing chargebacks and submitting them with supporting data to Kmart's Accounts Payable Manager (or whomever else Kmart designates) within the guidelines to be established by Kmart for verification and processing;

c) Semi-annually, Contractor shall provide a computer analysis of audit results with a breakdown by vendor, type of deduction, department, and a summary of the audit results by type (Management Summary). Contractor shall review with Kmart any control and operational weaknesses observed, and make practical recommendations for correcting them;

d) Contractor shall comply with all monthly reporting requirements as set forth on page 2 in the September 19, 1996 "Request for Proposal" as well as with all modifications to such requirements requested by Kmart;

e) Provide Kmart, without cost, information about customs of the trade and especially commendable practices or systems where it appears that such information would benefit Kmart. Contractor shall also provide Kmart any other information of like nature which Kmart may desire that does not infringe upon Profit Recovery Group/Client confidentiality agreements;


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f)    Contractor is responsible for the safekeeping of Kmart documents and data files and shall return any or all documents to Kmart upon request within 10 days of receipt of request;

g) The operation of Kmart's Accounts Payable Department shall not be disturbed except to answer an occasional question relating to systems, practices and filing. Chargebacks and supporting data shall be prepared by Contractor for processing by Kmart through its customary procedures;

h) Contractor's services shall be carried out at such location(s) as Kmart may designate and shall comply with reasonable site modifications as requested by Kmart;

i) Choice of Law. The formation, construction and performance of this agreement shall be construed in accordance with the laws of the State of Michigan, and Contractor agrees to exercise any right or remedy hereunder in the State of Michigan courts of Oakland County, Michigan or the United States District Court in Detroit, Michigan;

j) This Agreement shall be the entire agreement between Kmart and the Contractor with regard to the subject matter hereof. This Agreement shall supersede all prior understandings, agreements, contracts or arrangements between the parties. Any provisions of Contractor's proposals, contracts, invoices, billing statements, acknowledgment forms or any other documents which are not consistent with the provisions of the Agreement and this Addendum shall be of no force or effect.

"Duties.

a) Kmart agrees to furnish to Contractor, as available, all records which Kmart determines are necessary to perform a full service audit, including hard copy, microfilm, microfiche and electronic records, invoices, and other documentation, including buyers files. Contractor shall determine whether payments made on behalf of Kmart to vendors exceeded amounts that were properly invoiced to Kmart. Contractor shall refer all suspected overpayment/under-deduction claims to Kmart. All claims against vendors for reimbursement of or credits for excess payments shall be processed by Kmart as set forth in paragraph (b) above.

b) Contractor shall follow the audit time table (Audit Schedule) to be established by Kmart at Kmart's sole discretion. Kmart agrees that its self audit program shall be completed for the time periods released for Contractor review per the Audit Schedule, with the exception that the Statement Audit shall require additional review with Kmart to avoid duplicate deductions for various potentially deferred Kmart deductions.




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Fees:

The sole and exclusive fee arrangement between Contractor and Kmart for any and all services of any type performed by Contractor is as follows:

         Contractor's fee for these services shall be [*] percent ([*]%) of recovered moneys up to $[*], [*] percent ([*]%) of recovered moneys from $[*] to $[*] and [*] percent ([*]%) of recovered moneys in excess of $[*]. Contractors fee shall be invoiced monthly and shall be calculated on claims collected less paybacks and adjustments. Payment terms for fee billings are thirty (30) days from the date of Kmart's receipt of invoice. This fee shall remain fixed for the full duration of this Agreement including any extensions or renewals thereto unless the parties mutually agree in writing to another fee. Contractor shall not be entitled to a fee based on deductions until such deduction is collected by Kmart or invoices identified by Contractor which are actually deferred deductions to be later processed by Kmart. The fee for Contractor's services hereunder is contingent and is only due to the extent that Contractor identifies and prepares deduction vouchers which are deducted from the applicable vendor account. If for any reason a deduction, claim or invoice, as applicable, is later reversed, charged back to or be paid back by Kmart, Contractor shall immediately refund to Kmart, or at Kmart's option, Kmart shall deduct from amounts due Contractor, any fee Contractor has received in connection with such deduction, claim or invoice, upon receipt of Kmart's notice thereof. Contractor will in all events be entitled to the fees set forth above with respect to all monies collected (or credits received) following the termination of this Agreement with respect to Contractor's efforts while this Agreement is in effect.

Reserves:

As a protection against claim reversals, all invoices must reflect a 20% reserve holdback of claims balance to be invoiced. These amounts shall be released subsequent to the completion of the audit year involved pending a review period (not to exceed 3 months) for any vendor chargebacks for invalid claims."

2.)   The following paragraphs are also added to the Agreement:

"Contractor agrees not to disclose to any third party any information whatsoever acquired in the process in examining documents and records under this Agreement or otherwise acquired in the performance of this Agreement except with the prior written consent of Kmart which may be withheld for any reason."

"Kmart's trademarks, trade names, service marks, label designs, product identifications, art work and other symbols and devices associated with Kmart (the "Kmart Marks") are and shall remain Kmart's property. Contractor acknowledges Kmart's ownership and exclusive right to use the Kmart Marks. Contractor shall not use the Kmart Marks in any way, shape, manner or form, except as provided in the Agreement."

* Confidential treatment requested.

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"During the term of this Agreement only, Contractor is authorized to use the forms furnished by Customer (the "Kmart Forms") for the specific purpose of this Agreement and for no other purpose, whatsoever. Upon termination of this Agreement, Contractor shall immediately return all copies of and halt all use of the Kmart Forms. Contractor shall not permit any Kmart Forms to be used except by Contractor's own employees for the specific purpose of this Agreement."

"Contractor acknowledges and agrees that serious and irreparable harm may be inflicted on Kmart by any unauthorized use of the Kmart Marks or Kmart Forms, and acknowledges that such injury cannot be compensated by payment of money damages alone. Contractor, therefore, consents to immediate entry of a restraining order of injunction in any court of competent jurisdiction to prohibit and halt any unauthorized use of the Kmart Marks and/or Kmart Forms by Contractor or any use by Contractor which is not in accordance with the terms of this Agreement."

"Contractor understands and agrees that: (1) Kmart may, within its sole and absolute discretion, choose not to pursue any claim, deduction, chargeback or invoice submitted and/or suggested by Contractor, and shall not owe anything to Contractor as a result thereof; and (2) Kmart may use any number of other parties to perform secondary audits following the completion by Contractor of its primary audit, without giving rise to any claim or obligation to Contractor."

"Contractor agrees that any and all information in any form that is provided to Contractor or any Contractor representative by Kmart as part of this Agreement is provided and received in confidence, and Contractor shall at all times preserve and protect the confidentiality of such information, and of any other proprietary or non-public information of or relating to Kmart or its related companies of which Contractor or any Contractor representative becomes aware or acquires during the performance of this Agreement. Contractor also agrees that it shall take all necessary steps to ensure that such confidential information shall not be, except as required by law, disclosed to, or used by any person, association or entity, except Contractor's own employees, and then only to the extent necessary to perform this Agreement; provided, however, that Contractor may use any information obtained in connection with performing its audit to update Contractor's databases, including its National Deal Pricing Information Database. Further, Contractor and Kmart each agree to keep the financial terms of this Agreement strictly confidential. The confidentiality and non-disclosure obligations contained herein shall survive and continue after termination of this Agreement or any related Agreements the parties may execute, and shall bind Contractor's and Kmart's legal representatives, successors and assigns."




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This Addendum is in addition to the Agreement and shall not alter or amend the
Agreement except to add the additional services set forth herein (the "Additional Services"). All of the terms and conditions of the Agreement except sections 11 and 12 are incorporated into and shall apply to this Addendum to Services Agreement.

Agreed to this 28 day of January, 1997

Kmart Corporation                  Contractor
                                   The Profit Recovery Group International, Inc.

By:  /s/                           By:  /s/
    ----------------------------       -----------------------------------------

Title: V.P. Controller             Title:  Executive Vice President
       -------------------------          --------------------------------------

Attest                             Attest




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